Exhibit 4.21

English Translation

EQUITY INTEREST PLEDGE AGREEMENT

among

Beijing Qunar Software Technology Co., Ltd.

and

WANG Hui

and

CAO Hui

March 2016

This Equity Interest Pledge Agreement (this “Agreement”) is entered into in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) by and among the following parties on March 23, 2016:

Pledgee:

Beijing Qunar Software Technology Co., Ltd.

Registered Address: Room 1701-1707, 1710-1720, 17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street, Haidian District Beijing, China.

Legal Representative: Wei Fang

Pledgors:

Wang Hui, a PRC citizen, ID card number 310110197312240832 of Room 603, No. 4 of 57 Nong, Xuanhua Road, Changning District, Shanghai, China (“Pledgor I”); and

Cao Hui, a PRC citizen, ID card number 310110197908230424 of Room 1802, No. 6 of 710 Nong, Caoyang Road, Putuo District, Shanghai, China (“Pledgor II”).

(Pledgor I and Pledgor II are each hereinafter individually referred to as Pledgor I or II, and collectively the “Pledgors”; the parties hereto are each hereinafter individually referred to as a “Party”, and collectively the “Parties”.)

WHEREAS:

A.                                    Pledgor I and Pledgor II are both PRC citizens who respectively hold 40% and 60% of the equity interest in Beijing Qu Na Information Technology Co., Ltd. (“Beijing Qu Na”).

B.                                    Beijing Qu Na is a limited liability company registered in Beijing which operates the website www.qunar.com and engages in Internet information services.

C.                                    A Loan Agreement was entered into among Pledgor I, Pledgor II and the Pledgee (“Loan Agreement”), pursuant to which Pledgor I took loans in the amount of RMB 4,400,000 and Pledgor II took loans in the amount of RMB 6,600,000 from the Pledgee (collectively “Loan”).

D.                                    An Equity Option Agreement was entered into among Pledgor I, Pledgor II, the Pledgee and other relevant parties (“Equity Option Agreement”), pursuant to which the Pledgee and its affiliates have the option to acquire the equity interest in Beijing Qu Na held by Pledgor I and Pledgor II.

E.                                     The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, has been licensed by the relevant PRC government authority to carry on the business of communication technology research and development, webpage making, technology transfer, technical training, consulting and services, sales of self-developed products, etc. The Pledgee and Beijing Qu Na entered into a Restated Exclusive Technical Consulting and Services Agreement (the “Services Agreement”), pursuant to which Beijing Qu Na is required to pay service fees to the Pledgee in consideration of the corresponding services to be provided by the Pledgee (the “Service Fees”).

F.                                  In order to ensure that (i) Pledgor I and Pledgor II both repay the Loan under the Loan Agreement; (ii) the Pledgee collects Service Fees under the Services Agreement from Beijing Qu Na, (iii) the Pledgors’ obligations under the Equity Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by Pledgor I, Pledgor II and/or Beijing Qu Na, arising under or in relation to the Services Agreement or the Loan Agreement, including, but not limited to, any obligation to pay damages for a breach of any obligation of Pledgor I, Pledgor II and/or Beijing Qu Na under the Loan Agreement, the Equity Option Agreement or the Services Agreement (as applicable), are paid, Pledgor I and Pledgor II are both willing to pledge all the Equity Interest they respectively hold in Beijing Qu Na (i.e. 40% of the equity interest in Beijing Qu Na held by Pledgor I and 60% of the equity interest in Beijing Qu Na held by Pledgor II, which corresponds to a capital contribution of RMB 4,400,000 and RMB 6,600,000 respectively) to the Pledgee as security for the performance of the above-mentioned obligations by Pledgor I and Pledgor II to Pledgee (collectively, the “Secured Obligations”). The Pledgee, Pledgor I and Pledgor II mutually agree to enter into this Agreement.

In order to clarify the Parties’ rights and obligations, the Pledgee and the Pledgors through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.                                      Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1                               “Pledge” means the full content of Section 2 hereunder.

1.2                               “Equity Interest” means all the equity interests in Beijing Qu Na respectively held by Pledgor I and Pledgor II (including all present and future rights and benefits based on such equity interests), and any additional equity interests in Beijing Qu Na acquired by such Pledgors subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, Pledgor I and Pledgor II respectively hold 40% and 60% of the equity interest in Beijing Qu Na (i.e. a capital contribution of RMB 4,400,000 and RMB 6,600,000, respectively).

1.3                               “Event of Default” means any event set forth in Section 6 hereunder.

1.4                                   “Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.5                               “Effective Date”: This Agreement shall be effective upon it being signed by the Parties hereunder and as of the date the Pledgors hereunder being registered in the register of shareholders of Beijing Qu Na (in the form as the appendix). Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only be established in accordance with Section 3 of this Agreement.

2.                                      Pledge

2.1                               The Pledgors hereby pledge to the Pledgee all the Equity Interest they hold in Beijing Qu Na, as security for the obligations up to a Maximum Amount (as defined below) (the “Pledge”), and grant a first priority security interest in all rights, titles and interests that they have or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in Beijing Qu Na which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in Beijing Qu Na, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1                     The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgors and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgors and the Pledgee mutually acknowledge and agree that as a security for all obligations under the Loan Agreement, the Exclusive Technical Consulting and Services Agreement and the Equity Option Agreement, the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB 40,599,789.12, which is equivalent to the total of the amount of the loan provided by the Pledgee to Pledgor I (RMB 4,400,000), the amount of the loan provided by the Pledgee to Pledgor II (RMB 6,600,000) and the amount of the Service Fees to be paid to the Pledgee (i.e. 40% of the equity interest in Beijing Qu Na held by Pledgor I shall guarantee RMB 16,239,915.648,  and 60% of the equity interest in Beijing Qu Na held by Pledgor II shall guarantee RMB 24,359,873.472, respectively) (the “Maximum Amount”).

Pledgor I, Pledgor II and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

2.1.2                     Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)                                 Any or all of the Loan Agreement, the Services Agreement or the Equity Option Agreement expires or is terminated pursuant to the terms thereunder;

(b)                                 the occurrence of an Event of Default as set forth in Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the relevant Pledgor(s) pursuant to Section 6.3;

(c)                                  the Pledgee reasonably determines (having made due enquiries) that the Pledgor(s) and/or Beijing Qu Na is insolvent or could potentially be made insolvent; or

(d)                                 any other event that requires the fixation of the Secured Obligations in accordance with relevant laws of the PRC.

2.2                               For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at its election, to enforce the Pledge in accordance with Section 7.

2.3                               The Pledgee is entitled to collect dividends or all other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below). During the effective term of the Loan Agreement, the Pledgors shall not claim any dividends or distributions with respect to the Equity Interest they hold in Beijing Qu Na, and when they receive any profits, bonuses, distributions or dividends from Beijing Qu Na, they shall, as permitted by the PRC law, pay or transfer the same to the Pledgee or any person designated by the Pledgee.

3.                                      Effectiveness of Pledge, Scope and Term

3.1                               The Pledgors shall, promptly after the execution of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days after the date of submission of the application for registration of this Agreement and Pledge with the AIC.

3.2                               The Pledge shall be established upon its registration with the AIC in accordance with Section 3.1 above.  The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the date on which the rights and obligations of the Parties are satisfied in full (the “Term of the Pledge”).

4.                                      Representations and Warranties of the Pledgor

Each of the Pledgors hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1                               Each of the Pledgors is the legal owner of the Equity Interest that has been registered in his/her name, and is entitled to create a pledge on such Equity Interest.

4.2                               Neither the Pledged Collateral nor the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises its rights under the Pledge in accordance with this Agreement.

4.3                               The Pledgee shall be entitled to dispose or assign its rights in the Pledge in accordance with this Agreement and the relevant laws.

4.4                               All necessary authorizations have been obtained for the execution and performance of this Agreement by each of the Pledgors and the execution and performance of this Agreement by each of the Pledgors does not violate any applicable laws or regulations or any agreements to which such Pledgor is a party. The representatives who execute this Agreement on behalf of each of the Pledgors have been legally authorized to do so.

4.5                               Each of the Pledgors warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6                               There are no outstanding taxes or fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7                               Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon each of the Parties.

5.                                      Covenants of the Pledgors

5.1                               Each of the Pledgors covenants to the Pledgee that he/she shall:

5.1.1                     neither transfer or assign the Equity Interest, nor create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in his/her name, other than the Pledge created hereunder and the option granted under the Equity Option Agreement, without the prior written consent from the Pledgee;

5.1.2                     comply with and implement all laws and regulations with respect to the pledge, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3                     timely notify the Pledgee of any events or any received notices (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgors’ covenants or obligations under this Agreement or (iii) which may affect the Pledgors’ performance of their obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.1.4                     use any proceeds from transferring any Equity Interest in Beijing Qu Na or selling Beijing Qu Na’s assets to first repay the amount payable to Pledgee under the Loan Agreement and the Services Agreement, and after such repayment is fully made, transfer any remaining proceeds to the Pledgee. In the event that such transfer is prohibited by PRC laws, the Pledgers shall remit such remaining proceeds to Pledgee or to any party designated by Pledgee in a manner permitted under PRC laws.

5.2                               The Pledgors covenant that the Pledgee’s right of exercising the rights under this Agreement shall not be suspended or hampered by the Pledgors or successors of the Pledgors or any person authorized by the Pledgors.

5.3                               The Pledgors jointly and severally covenant that in order to protect or perfect the security over the Secured Obligations, the Pledgors shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee, and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4                               The Pledgors agree to promptly make or cause to be made any permits, filings or registrations, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5                               Each Pledgor covenants to the Pledgee that he/she will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgors shall compensate for all the losses suffered by the Pledgee for their failure to perform or fully perform such guarantees, covenants, agreements, representations or conditions.

6.                                      Events of Default

6.1                               Each of the following shall constitute an Event of Default:

6.1.1                     Beijing Qu Na or either Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreement or Equity Option Agreement, or an event of default (as defined and stipulated in those agreements) has occurred and is continuing to occur;

6.1.2                     either Pledgor makes or has made any misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4 hereof;

6.1.3                     the Pledgors breach any of the covenants under Section 5 hereof;

6.1.4                     the Pledgors breach any other covenants, undertakings or obligations of the Pledgors as set forth herein;

6.1.5                     either Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of Beijing Qu Na with other third parties or for any other reason;

6.1.6                     either Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assigns permitted under the Equity Option Agreement);

6.1.7                     any indebtedness, guarantee or other obligation of the Pledgors, whether pursuant to an agreement or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgors’ ability to perform their obligations under this Agreement;

6.1.8                     this Agreement is deemed illegal or the Pledgors are restricted from continuing to perform their obligations under this Agreement in accordance with any applicable laws;

6.1.9                     any approval, permit, license, authorization, registration or filing procedure from any applicable governmental entity required for Beijing Qu Na to provide Internet information services and/or value-added telecommunications services in the PRC is withdrawn, suspended, invalidated or materially amended;

6.1.10              any approval, permit, license or authorization, registration or filing procedure from any applicable government entity required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

6.1.11              any property owned by the Pledgors is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgors’ ability to perform their obligations under this Agreement.

6.2                               If either Pledgor is aware of, or finds, any event set forth in Section 6.1 or evidence that such events have occurred or are occurring, such Pledgor shall immediately give a written notice to the Pledgee,

6.3                               Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee may, at any time the Event of Default occurring or thereafter, give a written Notice of Default to the Pledgor(s), and require, at the sole discretion of the Pledgee, such Pledgor(s) to immediately perform within the extent as permitted by the PRC laws all obligations under the Loan Agreements, Services Agreement and/or Equity Option Agreements, including without limitation to make full payment of the outstanding amounts payable and other payables thereunder, or to dispose of the Pledge in accordance with Section 7 herein.

7.                                      Exercise of the Rights of the Pledge

7.1                               The Pledgors shall not transfer or assign the Pledged Collateral without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2                               The Pledgee shall give a Notice of Default to the Pledgors when exercising its rights of pledge.

7.3                               Subject to Section 6.3 hereof, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a Notice of Default in accordance with Section 6.3 or thereafter.

7.4                               The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgors and/or Beijing Qu Na is fully paid, repaid or otherwise settled.

7.5                               The Pledgors may not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance for the Pledgee to realize its Pledge.

8.                                      Transfer or Assignment

8.1                               The Pledgors may not donate or transfer their rights and obligations hereunder to any third party without prior written consent from the Pledgee.

8.2                               This Agreement shall be binding upon the Pledgors and each of their successors and be effective to the Pledgee and its successor and assignee.

8.3                               The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations hereunder of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgors shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4                               After a change to the Pledgee resulting from a transfer or assignment, the new parties to the pledge shall re-execute an equity interest pledge agreement.

9.                                      Force Majeure

9.1                               If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or this Section shall notify the other parties of such exemption promptly and advice the other parties of the steps to be taken for completion of the performance.

9.2                               The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, each Party agrees to resume performance of this Agreement with best efforts.

10.                               Applicable Law and Dispute Resolution

10.1                        The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

10.2                        The Parties shall strive to settle any dispute arising from the interpretation or performance hereof through friendly consultation. In case no settlement can be reached through consultation, each Party may submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This section shall not be affected by the termination or elimination of this Agreement.

10.3                        In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, the Parties shall continue to perform its obligations under this Agreement, except for the matters in dispute.

11.                               Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese- English bilingual writing and delivered in person or by prepaid registered mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee: Beijing Qunar Software Technology Co., Ltd.

Address:                         Room 1701-1707, 1710-1720,17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street, Haidian District Beijing, China

Fax:                                               010-57603001

Pledgor: WANG Hui

Address: Room 603, No. 4 of 57 Nong, Xuanhua Road, Changning District, Shanghai, China

Pledgor: CAO Hui

Address: Room 1802, No. 6 of 710 Nong, Caoyang Road, Putuo District, Shanghai, China

12.                               Appendices

The appendices to this Agreement shall constitute an integral part hereof.

13.                               Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, authorization or privileges hereunder shall not be deemed as the waiver of such rights, remedies, authorization or privileges. Any single or partial exercise of the rights, remedies, authorization and privileges shall not exclude the Pledgee from exercising any other rights, remedies, authorization and privileges. The rights, remedies, authorization and privileges hereunder are accumulative and may not exclude the application of any other rights, remedies, authorization and privileges stipulated by laws.

14.                               Miscellaneous

14.1                        Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

14.2                        In case any terms and stipulations in this Agreement are regarded as illegal or cannot be performed in accordance with the applicable law, such terms and stipulations shall be deemed to be ineffective and not enforceable within the scope governed by such applicable law, and the remaining stipulations will remain effective. The invalidity of this Agreement shall not affect the validity and enforceability of the original agreement(s).

IN WITNESS WHEREOF, the parties have duly executed this agreement as of the date first written above.

[The remainder of this page has been left intentionally blank]

Pledgee: Beijing Qunar Software Technology Co., Ltd.

(Company Seal)

Signature:

Name: Wei Fang

Title: Legal Representative

Pledgors:

/s/ Wang Hui
Wang Hui

/s/ Cao Hui
Cao Hui

Appendix:

Register of Shareholders

Of

Beijing Qu Na Information Technology Co., Ltd.

Date: March 23, 2016

Name of Shareholders	Contribution Amount and Share Proportion	Shareholder Information	Notes
CAO Hui	RMB 6,600,000 60%	Nationality: China ID: 310110197908230424 Address: Room 1802, No. 6 of 710 Nong, Caoyang Road, Putuo District, Shanghai

According to the Equity Interest Pledge Agreement entered into by Cao Hui, Wang Hui and Beijing Qunar Software Technology Co., Ltd. (“Qunar Software”) on March 23, 2016, Cao Hui agrees to pledge 60% of equity interest in Beijing Qu Na Information Technology Co., Ltd. (“Qunar Information”) held by her to Qunar Software in accordance with the terms and conditions of the Equity Interest Pledge Agreement.

WANG Hui	RMB 4,400,000 40%	Nationality: China ID: 310110197312240832 Address: Room 603, No. 4 of 57 Nong, Xuanhua Road, Changning District, Shanghai

According to the Equity Interest Pledge Agreement entered into by Cao Hui, Wang Hui and Qunar Software on March 23, 2016, Wang Hui agrees to pledge 40% of equity interest in Qunar Information held by him to Qunar Software in accordance with the terms and conditions of the Equity Interest Pledge Agreement.